Exhibit 99.4

SECOND ADDENDUM TO

SIXTH AMENDED AND RESTATED SERVICE AGREEMENT

This Second Addendum to that certain Sixth Amended and Restated Service Agreement (the “Addendum”) effective as of the 1st day of June, 2025 (the “Effective Date”), is entered into by and between Comenity Capital Bank (“Bank”), a Utah industrial bank, with its principal place of business at 12921 South Vista Station Boulevard, Suite 100, Draper, UT 84020 and Comenity Servicing LLC (“Servicer”), a Texas limited liability company with its principal place of business at 3095 Loyalty Circle, Columbus, OH 43219.

RECITALS

WHEREAS, Bank and Servicer entered into that certain Sixth Amended and Restated Service Agreement as of January 1, 2025, (the “Agreement”) to outsource certain services to Servicer; and

WHEREAS, Bank and Servicer desire to modify certain Services and Performance Standards set forth in Appendix A and Appendix B to the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Bank and Servicer agree as follows:

1. Services. Bank and Servicer agree to amend the Services set forth in Appendix A to the Agreement, such that certain Services are hereby amended, added, or deleted as set forth in further detail in Exhibit A hereto.

2. Performance Standards. Bank and Servicer agree to amend the Performance Standards set forth in Appendix B to the Agreement, such that certain Performance Standards are hereby amended or added, as set forth in further detail in Exhibit B hereto.

3. Miscellaneous. Capitalized terms not otherwise defined in this Addendum shall have the meanings assigned to them in the Agreement. Other than as set forth above and in Exhibit A and Exhibit B hereto, the parties agree that the Agreement, as amended by this Addendum, shall continue in full force and effect. The parties may execute this Addendum in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

Second Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their authorized officers effective as of the date first written above.

COMENITY CAPITAL BANK

By:	/s/ Bruce Bowman

Name:	Bruce Bowman

Title:	President

COMENITY SERVICING LLC

By:	/s/ Tammy McConnaughey

Name:	Tammy McConnaughey

Title:	EVP, Credit Operations and Credit Risk

Second Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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EXHIBIT A

1.	Amendments and Additions. Set forth below is an additional Service and revisions to existing Services, all of which shall be incorporated into Appendix A to the Agreement.

SECTION I: SERVICES APPLICABLE TO ALL COMENITY CAPITAL BANK PRODUCTS

Service Category	Service Description	Amended/ Added
Financial Support

•

All services and support deemed reasonable, as compared to similar financial services provided by an internal accounting and finance department, including but not limited to posting of transactions, general ledger support, timely account reconciliation, timely preparation of financials and preparation of budget, forecast & capital stress testing.

Amended Service Category Name and Amended Service Description
Operational Excellence

•

Perform continuous improvement studies to increase safety & soundness and lower delivery costs.

•

Support process monitoring of key operational processes by identifying process breakdowns, and track progress of operational improvements.

•

Support continuous learning of operational effectiveness with a focus on employee education.

•

Create automation solutions to contribute to continuous audit, compliance and operational efficiency benefits.

•

Create AI solutions to solve practical problems facing the enterprise.

•

Manage idea generation and prioritization of continuous improvement opportunities through Breadbox.

•

Provide SLA performance reporting on behalf of Bread Financial and brand partners.

Added

Second Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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SECTION II: SERVICES APPLICABLE TO REVOLVING CREDIT CARDS

Service Category	Service Description	Amended/ Added
Lockbox Payment Processing

•

Provide secure payment processing for ACH payment types, including, but not limited to Remittance (Check Processing).

•

Include payment exception item processing and deposit of funds into Bank specified account(s).

•

Report action taken on returned payments.

•

Ensure timeliness and accuracy of payment processing/encoding.

•

Ensure accuracy of daily payment files resulting in credits/posting.

•

Ensure availability of payment processing systems maintained.

Amended Service Category Name and Amended Service Description

Second Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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2.	Deletions. Set forth below is a Service which shall be deleted from Appendix A to the Agreement.

SECTION I: SERVICES APPLICABLE TO ALL COMENITY CAPITAL BANK PRODUCTS

Service Category	Service Description	Deleted
Vendor Management

•

Complete Vendor Engagement due diligence reviews and assign tier.

•

Complete annual reviews and oversight of vendor engagements as required by policy and procedures.

•

Report critical and material vendor incidents as defined by policy and procedures.

•

Support regulatory exams and provide documentation as requested by the Banks.

•

Responsible for completing FLOD roles and responsibilities as outlined in the Bank Vendor Risk Management Policy.

•

Timely completion of KRI / RAM, and other vendor metrics.

•

Complete RCSA control testing to ensure identified risks are adequately controlled and risk tolerances are maintained throughout the business process.

Deleted

Second Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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EXHIBIT B

1.	Amendments and Additions. Set forth below are additional Performance Standards and revisions to existing Performance Standards, all of which shall be incorporated into Appendix B to the Agreement.

SECTION I: PERFORMANCE STANDARDS APPLICABLE TO ALL COMENITY CAPITAL BANK PRODUCTS

Service Category	Performance Standard	Measuring Period	Amended/ Added
Information Technology Servicing/Outsourcing	(TCS) 95.5% Ticket Assignment Accuracy Rate.	M	Added
	(TCS) 98% Handle Time Less than Fifteen Minutes.	M	Added
	No more than 1 Priority 1 incident in production for critical applications per release.	M	Amended
	No more than 1 Priority 2 incident in production for critical applications per release.	M	Amended

Second Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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